DAC TAX AMENDMENT

This amendment between CENTURY LIFE OF AMERICA (referred to as Ceding Company) and CONNECTICUT GENERAL LIFE INSURANCE COMPANY (referred to as Assuming Company), collectively called the "Parties", hereby amends and becomes part of all Reinsurance Agreement(s) between the Parties.

1. The attached DAC Tax Article, entitled IRC. Section 1.848-2(g)(8) Election, is hereby added to the Agreement.

2. This Amendment does not alter, amend or modify the Reinsurance Agreement (s) other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement(s) together with all Amendments and Addendums.

In witness whereof, this amendment is signed in duplicate on the dates indicated at the home office of each company.

                                     CENTURY LIFE OF AMERICA

                                     By /s/ Robert M. Buckingham
                                        ----------------------------------------

                                     Date Aug. 30, 1993
                                          --------------------------------------


                                     CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                                     By /s/ Signature
                                        ----------------------------------------

                                     Date Jul 29 1993,      19
                                          ------------      --------------------
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                                 DAC TAX ARTICLE
                     IRC Reg. Section 1.848-2(g)(8) Election
                     ---------------------------------------

1. The Parties hereby make an election pursuant to Internal Revenue Code Regulation Section 1.848-2(g)(8). This election shall be effective for all taxable years for which the Reinsurance Agreement remains in effect commencing with the year ending December 31, 1991.

2.  The terms used in this Addendum are defined by reference to Regulation
    Section 1.848-2 promulgated on December 28, 1992.

3. The Party with net positive consideration for the reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848 ( c) (1) of the Internal Revenue Code of 1986, as amended.

4. The Parties agree to exchange information pertaining to the amount of net consideration under the reinsurance agreement each year to ensure consistency. To achieve this, the Ceding Company shall provide the Assuming Company with a schedule of its calculation of the net consideration for all reinsurance agreements in force between them for a taxable year by no later than May 1 of the succeeding year (by June 15 for tax year 1992). The Assuming Company shall advise the Ceding Company if it disagrees with the amounts provided by no later than May 31 (July 15 for 1992), otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If the Assuming Company contests the Ceding Company's calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty
    (30) days of the date the Assuming Company submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such tax year.

5. The Parties shall attach to their respective 1992 federal income tax returns a schedule specifying that the joint election here in has been made for this reinsurance agreement.

6. The Assuming Company represents and warrants that it is subject to U.S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.